Exhibit (a)(1)(v)

Offer to Purchase

All Outstanding Shares of Common Stock

of

SCPHARMACEUTICALS INC.

at

$5.35 per share in cash, plus one non-tradable contingent value right per share representing the right to receive certain contingent payments of up to an aggregate amount of $1.00 per each contingent value right in cash on the achievement of specified milestones on or prior to the applicable milestone outside dates

Pursuant to the Offer to Purchase dated September 8, 2025

by

SEACOAST MERGER SUB, INC.,

a direct wholly owned subsidiary of

MANNKIND CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE FOLLOWING

11:59 P.M. (EASTERN TIME), ON OCTOBER 6, 2025, UNLESS THE OFFER IS

EXTENDED OR EARLIER TERMINATED.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated September 8, 2025 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”) and the related Notice of Guaranteed Delivery (as it may be amended or supplemented from time to time, the “Notice of Guaranteed Delivery” and which, together with the Offer to Purchase and the Letter of Transmittal, constitutes the “Offer”) in connection with the offer by Seacoast Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a direct wholly owned subsidiary of MannKind Corporation, a Delaware corporation (“Parent”), to purchase all outstanding shares of common stock, par value $0.0001 per share (the “Company Shares”), of scPharmaceuticals Inc., a Delaware corporation (the “Company”), at a price of (i) $5.35 per Company Share, in cash (the “Cash Amount”), without interest, subject to any applicable withholding taxes, plus (ii) one non-tradable contingent value right (each a “CVR”) per Company Share, representing the right to receive certain contingent payments of up to an aggregate amount of $1.00 per CVR in cash, without interest, subject to any applicable withholding taxes, upon the achievement of certain regulatory and net sales milestones on or prior to the applicable milestone outside dates in accordance with the terms and conditions set forth in the Contingent Value Rights Agreement (the “CVR Agreement”), to be entered into with a rights agent (the “Rights Agent”) mutually agreeable to Parent and the Company (the Cash Amount plus the CVR, collectively, the “Offer Price”), upon the terms and subject to the conditions of the Offer.

We or our nominees are the holder of record of Company Shares held for your account. A tender of such Company Shares can be made only by us or our nominees as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Company Shares held by us or our nominees for your account.

We request instructions as to whether you wish us to tender any or all of the outstanding Company Shares held by us or our nominees for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. The Offer Price for the Offer is (i) $5.35 per Company Share, in cash, without interest, subject to any applicable withholding taxes, plus (ii) one non-tradable CVR per Company Share, representing the right to receive certain contingent payments of up to an aggregate amount of $1.00 per CVR in cash, without interest, subject to any applicable withholding taxes, upon the achievement of certain regulatory and net sales milestones on or prior to the applicable milestone outside dates in accordance with the terms and conditions set forth in the Offer.

2. The Offer is being made for all outstanding Company Shares.

3. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 24, 2025 (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Parent, Purchaser and the Company, pursuant to which, subject to the satisfaction or waiver (to the extent permissible) of the conditions set forth in the Merger Agreement, as promptly as practicable following the time as of which Purchaser accepts for payment all Company Shares validly tendered and not validly withdrawn pursuant to the Offer (the “Offer Acceptance Time”), Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and a direct wholly owned subsidiary of Parent (the “Surviving Company”), on the terms and subject to the conditions set forth in the Merger Agreement. At the date and time of the filing of the certificate of merger in respect of the Merger with the Secretary of State of the State of Delaware or at such later date and time as is agreed upon in writing by the parties to the Merger Agreement and specified in the certificate of merger (the “Effective Time”), each Company Share then outstanding (other than any Company Shares owned by Parent, Purchaser or the Company or by any of their respective subsidiaries (or held in the Company’s treasury), which will be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor) will be cancelled and (other than any Company Shares held by holders who are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law (the “DGCL”) and who have properly exercised and perfected their respective demands for appraisal of such shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL) will be converted into the right to receive the Offer Price, without interest, subject to any applicable withholding of taxes. Under no circumstances will interest be paid with respect to the purchase of Company Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Company Shares.

4. After careful consideration, the board of directors of the Company has unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, the CVR Agreement and the tender and support agreements with certain stockholders of the Company, including the Offer and the Merger (collectively, the “Transactions”) are advisable and fair to, and in the best interests of the Company and its stockholders; (ii) agreed that the Merger Agreement will be subject to Section 251(h) of the DGCL; (iii) approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions, and approved the CVR Agreement and the transactions contemplated thereby; and (iv) resolved to recommend that the holders of Company Shares accept the Offer and tender their Company Shares to Purchaser pursuant to the Offer.

5. The Offer and withdrawal rights will expire one minute following 11:59 p.m. (Eastern time), on October 6, 2025, unless the Offer is extended or earlier terminated in accordance with the terms of the Merger Agreement.

6. The Offer is conditioned upon the satisfaction or waiver in writing by Parent as of one minute following 11:59 p.m. Eastern time on October 6, 2025 (the “Expiration Date,” unless the period during which the Offer is open is extended pursuant to and in accordance with the Merger Agreement, in which event “Expiration Date” will mean the subsequent time and date to which the expiration of the Offer is extended in accordance with the terms of the Merger Agreement) of the following conditions: (i) there having been validly tendered (not including any Company Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures) and not validly withdrawn Company Shares that, considered together with all other Company Shares (if any) beneficially owned by Parent and its subsidiaries, represent one more Company Share than 50% of the total number of Company Shares outstanding at the time of the expiration of the Offer (the “Minimum Condition”); (ii) subject to certain materiality exceptions, the truth and accuracy of the representations and warranties of the Company contained in the Merger Agreement (iii) the compliance with, or performance in all material respects of, all of the covenants and agreements that the Company is required to comply with or perform at or prior to the Offer Acceptance Time (without giving effect to any limitation as to “materiality” set forth in any such covenants or agreements); (iv) the absence of a Company Material Adverse Effect (as defined in the Merger Agreement) since the date of the Merger Agreement that is continuing as of the Offer Acceptance Time, (v) the termination or expiration of any applicable waiting period (and any extensions thereof) relating to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the Required Antitrust Approvals (as defined in the Merger Agreement) (including any timing agreement entered into with any Governmental Authority (as defined in the Merger Agreement)), and any approvals or clearances required thereunder having been obtained; and (vi) certain other customary conditions as described in Section 15 of the Offer to Purchase (the “Offer Conditions”).

7. Any transfer taxes applicable to the sale of Company Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in the Letter of Transmittal.

If you wish to have us or our nominees tender any or all of your Company Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Company Shares, all such Company Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the Expiration Date.

The Offer is being made to all holders of Company Shares. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If the Purchaser become aware of any U.S. state in which the making of the Offer or the acceptance of Company Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Company Shares in such state. In any jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

SCPHARMACEUTICALS INC.

at

$5.35 per share in cash, plus one non-tradable contingent value right per share representing the right to receive certain contingent payments of up to an aggregate amount of $1.00 per each contingent value right in cash on the achievement of specified milestones on or prior to the applicable milestone outside dates

Pursuant to the Offer to Purchase, dated September 8, 2025

by

SEACOAST MERGER SUB, INC.,

a direct wholly owned subsidiary of

MANNKIND CORPORATION

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated September 8, 2025 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”) and the related Notice of Guaranteed Delivery (as it may be amended or supplemented from time to time, the “Notice of Guaranteed Delivery” and which, together with the Offer to Purchase and the Letter of Transmittal, constitutes the “Offer”), in connection with the offer by Seacoast Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a direct wholly owned subsidiary of MannKind Corporation, a Delaware corporation (“Parent”), to purchase all outstanding shares of common stock, par value $0.0001 per share (the “Company Shares”), of scPharmaceuticals Inc., a Delaware corporation (the “Company”), a price of (i) $5.35 per Company Share, in cash (the “Cash Amount”), without interest, subject to any applicable withholding taxes, plus (ii) one non-tradable contingent value right (each a “CVR”) per Company Share, representing the right to receive certain contingent payments of up to an aggregate amount of $1.00 per CVR in cash, without interest, subject to any applicable withholding taxes, upon the achievement of certain regulatory and net sales milestones on or prior to the applicable milestone outside dates in accordance with the terms and conditions set forth in the Contingent Value Rights Agreement, to be entered into with a rights agent mutually agreeable to Parent and the Company (the Cash Amount plus the CVR, collectively, the “Offer Price”), upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to Purchaser the number of Company Shares indicated below or, if no number is indicated, all Company Shares held by you or your nominees for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understands and acknowledges that all questions as to the validity, form and eligibility (including time of receipt) and acceptance for payment of any tender of Company Shares made on behalf of the undersigned will be determined by Purchaser in its sole discretion, subject to the tendering party’s right to challenge such determination in a court of competent jurisdiction.

The method of delivery of this Instruction Form is at the election and risk of the tendering stockholder. This Instruction Form should be delivered to us in ample time to permit us to submit the tender on your behalf prior to one minute following 11:59 p.m. (Eastern time), on October 6, 2025, unless the Offer is extended or earlier terminated.

Number of Shares to be Tendered:		SIGN HERE

Company Shares*
Signature(s)
Dated
Name(s) (Please Print)

Address(es)

(Zip Code)

Area Code and Telephone Number

Taxpayer Identification or Social Security Number

*	Unless otherwise indicated, it will be assumed that all Company Shares held by us for your account are to be tendered.

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